UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 16, 2006

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11512	04-2857552
(Commission File Number)	(I.R.S. Employer Identification No.)

27 Drydock Avenue
Boston, Massachusetts	02210-2377
(Address of Principal Executive Offices)	(Zip Code)

(617) 897-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                                          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 16, 2006, the Board of Directors of SatCon Technology Corporation (the “Company”) authorized management to file an application to transfer the listing of the Company’s common stock from The Nasdaq Global Market to The Nasdaq Capital Market.  The Company filed the application on October 17, 2006.

As previously announced, on October 2, 2006, the Company received a Staff Determination Letter from the Nasdaq Listing Qualifications Department indicating that the Company had not regained compliance with Nasdaq Marketplace Rule 4450(b)(1)(A) as the market value of the Company’s common stock remained below the minimum of $50,000,000 required for continued inclusion in The Nasdaq Global Market.  Accordingly, the Company’s common stock is subject to delisting from The Nasdaq Global Market.

On October 4, 2006, the Company requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff’s determination.  This request stayed the Staff’s determination and allowed the Company’s securities to remain listed on The Nasdaq Global Market until the Panel issued its decision following the hearing. The hearing is currently scheduled to be held on November 16, 2006.

However, because there can be no assurance that the Panel will grant the Company’s request for continued listing on The Nasdaq Global Market, the Company has decided to forego the hearing (and avoid the additional expenses associated therewith) and apply to transfer its securities to The Nasdaq Capital Market now.  If the application is approved, the hearing will be cancelled.

The Company expects to receive Nasdaq’s approval decision within the next two weeks and expects to maintain its current Nasdaq Global Market status pending approval of the transfer application. The Company believes it is eligible to transfer to The Nasdaq Capital Market, although there can be no assurance that the transfer will be approved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: October 17, 2006	By:	/s/ DAVID E. O’NEIL
David E. O’Neil
Vice President of Finance and Treasurer